                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549
                                 ____________

                                  FORM 8-K/A


                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


       Date of report (Date of earliest event reported):  April 14, 1999




                                AVT CORPORATION
              (Exact name of registrant as specified in charter)


     Washington                        0-25186               91-1190085
(State or other jurisdiction of    (Commission File        (IRS Employer
    incorporation)                     Number)           Identification No.)


                             11410 N.E. 122nd Way
                          Kirkland, Washington  98034
              (Address of principal executive offices) (Zip Code)


                                (425) 820-6000
             (Registrant's telephone number, including area code)

          This Amendment No. 1 to the Registrant's Current Report on Form 8-K dated April 14, 1999 (the "Report") is being filed in connection with the completion of the Registrant's acquisition of MediaTel Corporation, a Delaware corporation ("MediaTel"), by way of a merger of Goldengate Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Registrant, with and into MediaTel (the "Merger") with MediaTel being the surviving corporation in the Merger, pursuant to the terms and conditions set forth in the Agreement and Plan of Merger, dated as of April 13, 1999, and previously filed as Exhibit 10.1 to the Report. The purpose of this Amendment to the Report is (a) to add new
Item 5 to provide for certain supplementary financial information and (b) to amend Items 7(a) and (b) to indicate that the financial information required by those Items is not required, because supplementary financial information relating to the Merger is being provided in Item 5.

Item 5.   Other Events

     The following supplemental consolidated financial statements of AVT Corporation (the "Company") reflecting the pooled operations of AVT Corporation and subsidiaries and MediaTel Corporation, which was acquired by AVT Corporation on April 14, 1999, are filed as part of this report:

          1.   Supplemental Consolidated Selected Financial Data.

          2. Supplemental Consolidated Management's Discussion and Analysis of Financial Condition and Results of Operations (for the fiscal years ended December 31, 1998, 1997 and 1996)

          3.   Risk Factors

          4.   Report of Independent Public Accountants (Arthur Andersen LLP).

          5.   Report of Independent Public Accountants (PricewaterhouseCoopers
               LLP).

          6. Supplemental Consolidated Balance Sheets as of December 31, 1998 and December 31, 1997.

          7. Supplemental Consolidated Statements of Income for the fiscal years ended December 31, 1998, 1997 and 1996.

          8. Supplemental Consolidated Statements of Shareholders' Equity for the fiscal years ended December 31, 1998, 1997 and 1996.

          9. Supplemental Consolidated Statements of Cash Flows for the fiscal years ended December 31, 1998, 1997 and 1996.

          10.  Notes to Supplemental Consolidated Financial Statements.

          11. Supplemental Consolidated Management's Discussion and Analysis of Financial Condition and Results of Operations (for the quarterly periods ended March 31, 1999 and 1998).

          12. Supplemental Consolidated Balance Sheets as of March 31, 1999 (unaudited) and December 31, 1998.

          13. Supplemental Consolidated Statements of Operations for the three months ended March 31, 1999 and 1998 (unaudited).

          14. Supplemental Consolidated Statements of Cash Flows for the three months ended March 31, 1999 and 1998 (unaudited).

          14.  Notes to Supplemental Consolidated Financial Statements
               (unaudited).

SUPPLEMENTAL CONSOLIDATED SELECTED FINANCIAL DATA

                                                                                     Year Ended December 31,
                                                                                     -----------------------
                                                                           1994      1995      1996      1997      1998
                                                                         --------  --------  --------  --------  --------
                                                                         (in thousands, except per share data)
Supplemental Consolidated Statement of Income Data:
  Net sales............................................................   $35,674   $40,950   $58,693   $76,971  $102,977
  Cost of sales........................................................    16,354    18,516    23,749    29,233    37,282
                                                                          -------   -------   -------   -------  --------
  Gross profit.........................................................    19,320    22,434    34,944    47,738    65,695
                                                                          -------   -------   -------   -------  --------
  Operating expenses:
     Research and development..........................................     2,814     3,054     5,280     7,988     9,474
     Selling, general and administrative...............................    10,712    12,178    19,996    26,040    35,035
     Non-recurring charges(1)..........................................        --        --     4,140    11,025       287
                                                                          -------   -------   -------   -------  --------
     Total operating expenses..........................................    13,526    15,232    29,416    45,053    44,796
                                                                          -------   -------   -------   -------  --------
  Operating income.....................................................     5,794     7,202     5,528     2,685    20,899
  Other income, net....................................................       236     1,038       942     1,104     1,258
                                                                          -------   -------   -------   -------  --------
  Income before income tax expense.....................................     6,030     8,240     6,470     3,789    22,157
  Income tax expense...................................................     1,570     2,676     3,860     1,470     8,078
                                                                          -------   -------   -------   -------  --------
  Net income...........................................................   $ 4,460   $ 5,564   $ 2,610   $ 2,319  $ 14,079
                                                                          =======   =======   =======   =======  ========
  Diluted earnings per common share(2).................................   $  0.47   $  0.48   $  0.19   $  0.16  $   0.94
  Net income excluding nonrecurring items(3)...........................   $ 4,460   $ 5,564   $ 6,750   $ 9,375  $ 14,262
  Diluted earnings per common share excluding nonrecurring
   Items(2)(3).........................................................   $  0.47   $  0.48   $  0.50   $  0.65  $   0.95
  Weighted average common and common equivalent shares
   outstanding(2)......................................................     9,420    11,685    13,557    14,410    15,008

                                                                                           December 31,
                                                                                           ------------
                                                                           1994      1995      1996      1997      1998
                                                                         --------  --------  --------  --------  --------
                                                                                     (in thousands)
Supplemental Consolidated Balance Sheet Data:
  Cash, cash equivalents and short-term investments....................   $22,756   $26,774   $30,208   $25,432   $42,691
  Working capital......................................................   $23,889   $31,815   $33,260   $31,743   $54,249
  Total assets.........................................................   $32,005   $42,929   $53,151   $62,686   $85,648
  Long-term debt, less current portion.................................   $   601   $ 1,573   $   830   $   492   $    --
  Total shareholders' equity...........................................   $25,488   $35,960   $42,633   $48,371   $71,086

_________________________
(1) Reflects nonrecurring charges of $287,000 related to the withdrawal of the follow-on stock offering in February 1998 as well as $4,140,000, $3,898,000 and $7,127,000 for the write-off of purchased, in-process research and development associated with the acquisition of RightFAX in January 1996, Telcom Technologies in January 1997 and CommercePath in October 1997, respectively.
(2) Computed on the basis described in Note 1 to the Consolidated Financial Statements.
(3) Excludes the after-tax effect of the nonrecurring charges in 1996, 1997 and 1998 referred to above.

SUPPLEMENTAL CONSOLIDATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   On April 14, 1999, pursuant to an Agreement and Plan of Merger, dated as of April 13, 1999, by and among the Company, MediaTel Corporation ("MediaTel"), and Goldengate Acquisition Corp. ("MediaTel Merger Sub"), the Company acquired all of the outstanding capital stock of MediaTel and MediaTel Merger Sub merged with and into MediaTel, with MediaTel as the surviving corporation. MediaTel provides out-sourced electronic document delivery services to businesses that frequently send business-critical information to other businesses. The Company issued 1,609,596 shares of common stock (10% of which was deposited into an escrow account) and assumed all outstanding options in connection with the acquisition of MediaTel.

   This transaction was accounted for as a pooling of interests. The supplemental consolidated financial statements and the notes thereto have been prepared to reflect the restatement of all periods presented to include the accounts of MediaTel. The historical results of the pooled entities reflect each of their actual operating cost structures and, as a result, do not necessarily reflect the cost structure of the newly combined entity. The historical results do not purport to be indicative of future results. These supplemental consolidated financial statements will become the historical financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

   Set forth below is the Company's Supplemental Consolidated Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 1998, 1997 and 1996 restated to give retroactive effect to the MediaTel Merger.

Overview

   The Company is a leading provider of software-based computer-telephony solutions for medium-sized enterprises. These solutions are designed to enhance individual and work group productivity, improve customer service, reduce business-operating costs and simplify access to data and dissemination of information. The Company's products provide enhanced voice and data integration through applications such as unified voice and data messaging, Interactive Voice response (IVR) and document distribution. The Company's key products are multi-application computer-telephony platforms that run on off-the-shelf hardware, support Windows NT and OS/2, and interface with a wide variety of telephony and computer equipment. The Company also offers add-on modules and software upgrades that provide increased capacity and functionality.

   The Company sells its products primarily through an indirect channel of resellers and distributors, as well as through direct sales and OEM and private label agreements. The Company expanded its product offerings significantly in 1997 by releasing Windows NT-based products in each of its main product categories. The Company's product lines serve the needs of two areas of the computer telephony market - the telephony oriented buyer and the data oriented buyer of enterprise software and systems. The Company's telephony-oriented products include: CallXpress for Windows NT and CallXpress3, the Company's premier multi-application, high capacity computer-telephony product lines; PhoneXpress, a full-featured voice messaging system for small to medium-sized enterprises; AgentXpress for Windows NT, a high-performance Windows NT-based automated call center (ACD) system for medium-sized call centers; the recently released Automated Agent for Windows NT, an IVR capability for CallXpress for Windows NT; and Enhanced Agent, a set of interfaces and applications designed to extend the capabilities of AgentXpress. The Company's data-oriented products include RightFAX and RightFAX Enterprise, the Company's LAN-based fax server lines for Windows NT, and CommercePath's line of production document delivery systems for Windows NT and Unix. At this time the Company's data-oriented products are focused on the enterprise fax market. The Company significantly expanded its product offering in the past 24 months by releasing Windows NT-based products in each of its main product areas.

   Since January 1996, the Company has made three strategic acquisitions, each of which was accounted for as a purchase. The Company acquired RightFAX, a developer of LAN-based fax server software, in January 1996. In January 1997, the Company acquired selected assets and liabilities of Telcom Technologies, a developer of NT-based open-architecture ACD systems. In October 1997, the Company acquired CommercePath, a developer of high-volume production-oriented fax servers. In connection with the RightFAX, Telcom Technologies and CommercePath acquisitions, the Company recorded nonrecurring charges of $4.1 million, $3.9 million and $7.1 million, respectively, in January 1996,

January 1997 and October 1997 for the write-off of purchased, in-process research and development, and recorded additional amounts of goodwill that are being amortized over future years. See "--Liquidity and Capital Resources" and
Note 8 to the Supplemental Consolidated Financial Statements.

Supplemental Consolidated Results of Operations

     The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items in the Company's consolidated statements of income.

                                                                                             Year Ended December 31,
                                                                                             -----------------------
                                                                                         1996           1997          1998
                                                                                    --------------  ------------  ------------
Net sales.........................................................................          100.0%        100.0%        100.0%
Cost of sales.....................................................................           40.5          38.0          36.2
                                                                                            -----         -----         -----
Gross profit......................................................................           59.5          62.0          63.8
Operating expenses:
     Research and development.....................................................            9.0          10.4           9.2
     Selling, general and administrative..........................................           34.1          33.8          34.0
     Non-recurring charges........................................................            7.0          14.3           0.3
                                                                                            -----         -----         -----
     Total operating expenses.....................................................           50.1          58.5          43.5
Operating income..................................................................            9.4           3.5          20.3
Other income, net.................................................................            1.6           1.4           1.2
                                                                                            -----         -----         -----
Income before income tax expense..................................................           11.0           4.9          21.5
Income tax expense................................................................            6.6           1.9           7.8
                                                                                            -----         -----         -----
Net income........................................................................            4.4%          3.0%         13.7%
                                                                                            =====         =====         =====

  Net Sales

     The Company derives net sales primarily from initial sales of software kits and licenses and fully integrated systems, document delivery services as well as follow-on sales of add-on software modules and product upgrades. Sales to dealers and distributors are recognized when the products are shipped. The sales mix among the Company's product categories and between software kits and fully integrated systems affects both net sales and gross margin. Because of their hardware components, fully integrated systems generate higher revenue per unit and lower margins than comparable software kits. Advanced CTI application systems generally are sold at a higher unit price and with a higher gross margin than basic messaging systems due to the additional software modules purchased and the higher mix of software kits and software licenses as compared to fully integrated systems. Over the past three years, sales have shifted toward higher-margin advanced CTI products and software kits from lower-margin CTI-ready systems and basic messaging products, but there can be no assurance that this trend will continue.

     Years ended December 31, 1998 and 1997. Net sales increased 34% to $103 million in 1998 from $77 million in 1997. This increase resulted primarily from increased sales of enhanced fax products and services, and a full year of sales from our CommercePath business unit, which on a combined basis increased 59% in 1998, and represented 66% of net sales, as compared to 56% of net sales in 1997. Sales of advanced messaging and call center systems continued to strengthen during 1998 and constituted 27% of total product sales in 1998. The lower-margin basic messaging market continued to be affected by price pressures from competitive offerings. Basic messaging sales declined 33% in 1998 from 1997, and represented 6% of net sales in 1998 compared to 12% of net sales in 1997. International sales for 1998 increased 23% from 1997, and represented 15% of net sales.

     Years ended December 31, 1997 and 1996. Net sales increased 31% to $77 million in 1997 from $58.7 million in 1996. The increase resulted primarily from sales of enhanced fax products and services, which increased 53% in 1997, and represented 56% of net sales, as compared to 48% of net sales in 1996. The Company introduced new, Windows NT-based, advanced CTI-oriented product lines in the first half of 1997 and included CommercePath's results of operations beginning in November 1997. The lower-margin basic messaging market continued to be affected by price pressures from competitive offerings. Basic messaging sales declined 18% in 1997 from 1996, and represented 12% of net sales in 1997 compared to 20% of net sales in 1996.

 Gross Profit

  Years ended December 31, 1998 and 1997. Gross profit as a percentage of net sales increased to 63.8% in 1998, as compared to 62.0% in 1997, due primarily to the favorable sales mix of enterprise fax products and advanced CTI applications and the declining sales of basic messaging systems.


  Years ended December 31, 1997 and 1996. Gross profit as a percentage of net sales improved to 62.0% in 1997, as compared to 59.5% in 1996, due primarily to the favorable sales mix of advanced CTI applications as compared to basic messaging systems. Gross profit on basic messaging system sales in 1997 continued to be negatively affected by price erosion and a higher ratio of fully integrated systems as compared to advanced CTI application systems.


 Research and Development

  Years ended December 31, 1998 and 1997. Research and development expenses increased 18.6% to $9.5 million in 1998 from $8.0 million in 1997, due primarily to increased personnel costs relating to acceleration of certain development projects, and a full year of research and development expenses associated with CommercePath. As a percentage of net sales, research and development expenses represented 9.2% in 1998, as compared to 10.4% in 1997.


  Years ended December 31, 1997 and 1996. Research and development expenses increased 51.3% to $8.0 million in 1997 from $5.3 million in 1996, due primarily to increased personnel costs relating to acceleration of certain development projects, the inclusion of the recently formed call center development group, which was acquired from Telcom Technologies, and research and development expenses associated with CommercePath. As a percentage of net sales, research and development expenses represented 10.4% in 1997, as compared to 9.0% in 1996.


 Selling, General and Administrative

  Years ended December 31, 1998 and 1997. Selling, general and administrative expenses increased 34.5% to $35.0 million in 1998 from $26.0 million in 1997, due primarily to the inclusion of CommercePath expenses for the entire year as well as increased personnel-related costs of domestic and international development of both the telephony-oriented and computer-oriented distribution channels. Selling, general and administrative expenses for 1998 included amortization of $1.1 million of goodwill relating to acquisitions compared to $0.7 million in 1997. Selling, general and administrative expenses represented 34.0% of net sales in 1998, as compared to 33.8% in 1997.


  Years ended December 31, 1997 and 1996. Selling, general and administrative expenses increased 30.2% to $26.0 million in 1997 from $20.0 million in 1996, due primarily to increased personnel-related costs of domestic and international development of both the telephony-oriented and computer-oriented distribution channels, the new product launches of CallXpress for Windows NT and AgentXpress for Windows NT, and the inclusion of CommercePath expenses for the last two months of 1997. Selling, general and administrative expenses for 1997 included amortization of $0.7 million of goodwill relating to acquisitions. Selling, general and administrative expenses represented 33.8% of net sales in 1997, as compared to 34.1% in 1996.

 Non-recurring Charges

  In February, 1998 the Company withdrew a follow-on stock offering originally filed in October 1997 and wrote-off the costs of $287,000 in connection with the canceled offering. In connection with the acquisitions of Telcom Technologies and CommercePath, the Company recognized nonrecurring charges of $3.9 million and $7.1 million in the first and fourth quarters of 1997, respectively, for the write-off of purchased, in-process research and development. The Company recognized a nonrecurring charge of $4.1 million in the first quarter of 1996 for the write-off of purchased, in-process research and development associated with the acquisition of RightFAX.

 Other Income, Net

  For the years ended December 31, 1998 and 1997, other income increased from $1.1 million in 1997 to $1.3 million in 1998 due to increasing cash and investment balances. Other income increased to $1.1 million in 1997 from $0.9 million in 1996 due to increased cash and investment balances.

 Income Tax Expense

  The effective income tax rates excluding acquisition-related charges in 1998, 1997 and 1996 were 36.5%, 38.8% and 37.9% respectively. The acquisitions of Telcom Technologies and CommercePath in 1997 were taxable transactions, and, therefore, the resulting excess of purchase price over net tangible assets acquired is deductible for income tax purposes. By contrast, the excess of the purchase price over net tangible assets acquired associated with the acquisition of RightFAX in 1996 is not tax deductible. Primarily as a result of the differing tax treatment of these acquisitions, the Company recognized an income tax expense of $8.1 million in 1998 and $1.5 million in 1997, as compared to an income tax expense of $3.9 million in 1996.


 Net Income and Net Income Per Share

  Years ended December 31, 1998 and 1997. The Company recognized net income in 1998 of $14.1 million as compared to $2.3 million in 1997. Excluding the nonrecurring charges related to the cancellation of the follow-on stock offering in 1998, net income would have increased to $14.3 million compared to the 1997 net income excluding non-recurring charges of $9.4 million. Diluted net income per share, excluding the nonrecurring charges, increased to $.95 per share in 1998 from $.65 per share in 1997.


  Years ended December 31, 1997 and 1996. The Company recognized net income in 1997 of $2.3 million as compared to $2.6 million in 1996. Excluding the nonrecurring charges related to the RightFAX, Telcom Technologies and CommercePath transactions discussed above, net income for 1997 would have increased 39% to $9.4 million, from $6.8 million in 1996. Diluted net income per share, excluding the nonrecurring charges, increased to $.65 per share in 1997 from $.50 per share in 1996.


 Liquidity and Capital Resources

  Cash and cash equivalents and short-term investments increased to $42.7 million at December 31, 1998 from $25.4 million at December 31, 1997 and from $30.2 million at December 31, 1996, due primarily from operations. The decline from December 31, 1996 to December 31, 1997 was due to the acquisitions of Telcom Technologies and CommercePath. Cash flow generated from operating activities was $18.3 million, $12.1 million and $9.9 million in the years ended December 31, 1998, 1997 and 1996, respectively. The increases resulted primarily from profitable operations.

  The Company is exposed to market risk related to changes in interest rates and foreign currency exchange rates, each of which could adversely affect the value of the Company's investments. The Company does not currently use derivative financial instruments.

  The Company maintains a short-term investment portfolio consisting of interest bearing securities with an average maturity of less than one year. These securities are classified as "available for sale" securities. The interest bearing securities are subject to interest rate risk and will fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10% from levels at December 31, 1998, the fair value of the portfolio would decline by an immaterial amount. Because the Company has the ability to hold its fixed income investments until maturity, it does not expect its operating results or cash flows to be affected to any significant degree by a sudden change in market interest rates on its securities portfolio.

  The Company has assets and liabilities denominated in certain foreign currencies related to the Company's international sales operations. The Company has not hedged its translation risk on these currencies as the Company has the ability to hold its foreign-currency denominated assets indefinitely and does not expect that a sudden or significant change in foreign exchange rates would have a material impact on future net income or cash flows.

  In February 1995, the Company prepaid the remaining balance due under a royalty agreement associated with a 1989 business combination. See Note 6 to the Supplemental Consolidated Financial Statements. The cash disbursement, which amounted to $1.8 million, was recorded as an intangible asset and has been amortized over the remaining term of the original royalty agreement, approximately six years. In addition, the Company amended a license agreement in September 1995, prepaying its remaining royalty obligation by issuing a note in the amount of $1.9 million payable in 12 equal quarterly installments of $161,417 each, including imputed interest at 8.75% per annum. The Company amended an additional license agreement in July 1996, prepaying its remaining royalty obligation by issuing a non-interest-bearing note for $450,000 that was fully paid prior to December 31, 1996. For each of these license agreement amendments, the related intangible asset is being amortized on a straight-line basis over the average remaining lives of the patents, which are approximately 12 years in the case of the license amended in September 1995 and approximately seven years in the case of the license amended in July 1996.

  In January 1996, the Company acquired RightFAX for $4.2 million in cash plus 326,000 shares of Common Stock. The business combination was accounted for as a purchase. Approximately $4.1 million of the purchase price was recognized as a nonrecurring charge in the first quarter of 1996, representing the value of purchased, in-process research and development. The remaining intangible assets are being amortized over seven years from the date of acquisition. As a result of the earn out and guaranteed value of the stock issued in the acquisition of RightFAX, the Company made payments in January 1999, 1998 and 1997 of $250,000, $668,000 and $1,408,000, respectively, and also issued 9,800, 52,000 and 190,000 additional shares of common stock, respectively. This earn out resulted in additional goodwill being recorded in December 1998, 1997 and 1996 of $0.5 million, $1.3 million and $2.0 million, respectively. No further earn out amounts are payable.

  In January 1997, the Company acquired selected assets and liabilities of Telcom Technologies. The purchase price for the acquisition was $3.5 million in cash, plus warrants to purchase 200,000 shares of Common Stock exercisable at $6.68 per share, which may be exercised any time prior to January 3, 2002. The Company accounted for the business combination as a purchase and recognized a nonrecurring charge of $3.9 million in the first quarter of 1997, representing the value of the purchased, in-process research and development.

  In October 1997, the Company acquired all the outstanding capital stock of CommercePath from Forest City Trading Group, Inc. for $10.4 million in cash.
The Company accounted for the acquisition as a purchase and recorded a nonrecurring charge of $7.1 million for the write-off of purchased, in-process research and development. In addition, the Company recorded $1.8 million of goodwill that will be amortized over seven years. See Note 8 to the Supplemental Consolidated Financial Statements.

  At December 31, 1998, the Company had a $4.0 million unsecured revolving line of credit, none of which was outstanding. The Company's line of credit expires in July 1999 and contains certain financial covenants and restrictions as to various matters. The Company is currently in compliance with all such covenants and restrictions. Borrowings under the line of credit bear interest at the bank's prime rate or its interbank offering rate plus 1.50%, at the Company's option.

  The Company invested $3.5 million, $2.3 million and $2.1 million in equipment and leasehold improvements in the years ended December 31, 1998, 1997 and 1996, respectively. Equipment purchases in such years consisted primarily of computer hardware and software.

  The Company expects that its current cash, cash flow from operations and available bank line of credit, will provide sufficient working capital for operations for the foreseeable future.

Impact of the Year 2000 Issue

  The "Year 2000 Issue" is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. Systems that do not properly recognize date sensitive information when the year changes to 2000, or interact with systems or components that fail to do so, could generate erroneous data or otherwise fail to function properly, or at all. There is speculation that a significant amount of litigation will arise out of Year 2000 compliance issues, and the Company is aware of a growing number of lawsuits against other software vendors. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent the Company may be affected by it.

   The Company has developed a plan to ensure its internal systems and products are Year 2000 compliant, and to mitigate its risks in the event that its vendors or other third-parties with whom it has material relationships are not Year 2000 compliant on a timely basis. The Company has potential exposure relating to the Year 2000 issue in four areas: (1) the Company's internal software and hardware systems, including non-information technology systems; (2) suppliers of hardware and software the Company resells as part of its products; (3) internally developed software the Company sells; and (4) other third-parties with whom the Company has material relationships. The following information explains how the Company is addressing each of these potential risk areas:

   1. With respect to internal software and hardware systems, the Company reviewed all its material systems to determine which systems were not Year 2000 compliant. The Company is currently in the process of completing all necessary upgrades, modifications and conversions to its programs and equipment to ensure they will continue to be effective in the year 2000, and expects to complete this process not later than July 31, 1999. All of such upgrades have been or are being done as part of a normal upgrade cycle and accordingly no additional costs are being incurred as a result of Year 2000 issues. The Company expects that the only expense it will incur to make its internal software and hardware systems Year 2000 compliant is approximately $5,000 to update an alarm system.

   2. The Company has tested and will continue to test computer components, including fax and voice cards and software it purchases from third parties, for Year 2000 compliance. The Company has verified that all such components and software currently in use are Year 2000 complaint. The Company, however, has identified alternate sources for critical components in the event that a supplier's business is disrupted by the advent of the year 2000.

   3. Since June 1998, all of the Company's products available for sale to customers have been Year 2000 compliant. The Company has offered free or reduced cost upgrades to certain purchasers of the Company's products that were not Year 2000 compliant when sold. The cost of developing and providing such upgrades was approximately $100,000. The Company does not intend to offer upgrades for certain of its older products.

   4. The Company has implemented a process to contact third parties with which it has material relationships, including its vendors, distributors, banks, and transfer agent, to attempt to determine their preparedness with respect to Year 2000 issues and to analyze the risks to the Company in the event any such third parties experience significant business interruptions as a result of Year 2000 noncompliance. At March 31, 1999, the Company had substantially completed this review..

   The Company believes that it is taking the necessary steps regarding Year 2000 compliance with respect to matters within its control to ensure that the Year 2000 issue will not materially impact the Company. However, the Company may be materially adversely affected if important distributors or customers of the Company experience significant disruptions in their systems or business due to the advent of the Year 2000. In addition, the costs of the Year 2000 project and the date on which the Company plans to complete Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. There can be no guarantee that these assumptions will prove to be correct and actual results could differ materially from those expected. The Company intends to complete its contingency plan to address unexpected Year 2000 issues by September 30, 1999.

Certain Trends and Uncertainties

   When used in this discussion, the words "believes," "anticipates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could affect the Company's financial results are described below under "Risk Factors" and in Item 1 (Business) of the Company's Annual Report on Form 10-K for the year ended December 31, 1998. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

                                 RISK FACTORS

Our operating results fluctuate from quarter to quarter, which could cause our operating results to fall below expectations of securities analysts and investors.

  We expect our operating results to fluctuate significantly from quarter to quarter in the future. Because of these fluctuations, our operating results for a particular quarter may fall below the expectations of securities analysts and investors. If this occurs, the trading price of our stock may decline.

  We believe period-to-period comparisons of our operating results are not meaningful. Numerous factors contribute to the unpredictability of our operating results, including

  .  the timing of customer orders;

  .  changes in our mix of products and distribution channels;

  .  the announcement or introduction of new products by us or our competitors;

  .  pricing pressures; and

  .  general economic conditions.

  The timing of customer orders can cause significant variations in quarterly results of operations. Historically, we have operated with little or no backlog. We earn almost all our revenues in each quarter from orders received in that quarter. We base product development and other operating expenses on our expected revenues. Because our expenses are relatively fixed in the short term, we may be unable to adjust our spending in time to compensate for any unexpected shortfall in quarterly revenues.

  Changes in the mix of products we sell can also cause our operating results to fluctuate from quarter to quarter. For example, shifts between fully integrated systems and software kits result in fluctuations in gross margins because fully integrated systems generate higher revenue per unit but have lower margins due to their hardware component.

Our operating results may vary by season, which could cause our operating results to fall below expectations of securities analysts and investors.

  Our results of operations may fluctuate as a result of seasonal factors, and this may cause our operating results to fall below expectations of securities analysts and investors for a particular quarter. Specifically, due to typical year-end dealer sales patterns and end-user buying patterns, net sales in our first quarter, without taking into account the effect of acquisitions, have in the past declined from the fourth quarter of the previous year.

We rely heavily on independent equipment dealers and value-added resellers.

  A substantial majority of our net sales depends on a network of independent telephone equipment dealers and computer-oriented value-added resellers. There is intense competition for the attention of these independent dealers and resellers from our competitors and from providers of other products distributed through these channels. Many of these dealers and resellers do not have the financial resources to withstand a downturn in their businesses. We may not be able to maintain or expand our network of dealers and resellers in the future. Moreover, our dealers and resellers may not maintain or expand their present level of efforts to sell our products. If we lose a major dealer or reseller, or if our dealers and resellers lose interest in selling our products, our business, results of operations and financial condition may suffer.

The integration of recent and any future acquisitions may be difficult and disruptive.

  We frequently evaluate potential acquisitions of products, technologies and businesses. Since January 1996, we have made four strategic acquisitions. Our recent and any future acquisitions may direct management's attention away from the day-to-day operations of our business and may pose numerous other risks. For instance, we may not be able to successfully integrate any technologies, products, personnel or operations of companies that we may acquire.

  In making acquisitions, we may need to make dilutive issuances of our equity securities, incur debt, write off purchased, in-process research and development and amortize expenses related to goodwill and other intangible assets.

Technology and customer needs change rapidly in our industry.

  In our industry, technology and customer demands change rapidly, and we and our competitors frequently introduce new products and features. To succeed, we must identify, develop and market new products and features that satisfy those changing customer needs and keep pace with those technological developments. To do this, we must spend substantial funds on product development. We have already devoted significant resources to technologies that we anticipate will be widely adopted, such as Windows NT. However, we may not be able to develop new products or product enhancements on a timely basis. Even if we do, the market may not accept the new products or product enhancements that we develop.

Our market is highly competitive.

  The computer-telephony market is highly competitive. Moreover, we believe the competitive pressures we face are likely to intensify, particularly as our competitors make new offerings based on the Windows NT operating system.

  In the telephony-oriented market for messaging systems, our principal competitors are independent suppliers such as the Octel Messaging Division of Lucent Technologies, Inc., Mitel Corporation, Active Voice Corporation, Voysys Corporation and Callware Technologies, Inc. In the call center systems market, our principal competitors are manufacturers such as Aspect Telecommunications Corporation and Rockwell International Corporation.

  In addition to independent suppliers of computer-telephony solutions, we also compete with private branch exchange and key telephone systems manufacturers. Those manufacturers offer integrated voice messaging systems, unified messaging systems and automatic call distribution systems of their own design or under various OEM agreements. Competitors in this category include Lucent Technologies, Inc., Northern Telecom Ltd., Siemens Business Communication Systems, Inc., Executone Information Systems, Inc., Panasonic Communications and Systems Co., NEC America, Inc. and Toshiba America Information Systems, Inc.

  In the market for LAN-based facsimile systems, our principal competitors are Omtool, Ltd., Optus Software, Inc., Esker, S.A. and Computer Associates International, Inc. Our fax server products also compete with vendors offering a range of alternative facsimile solutions, including operating systems containing facsimile and document transmission features, low-end fax modem products, desktop fax software, single-platform facsimile software products and customized proprietary software solutions. In the market for production facsimile systems, our principal competitors are Biscom, Inc., Esker, S.A. and Topcall International AG. In the market for document distribution products, our principal competitors include Expedite, Inc. and other telecommunications providers such as AT&T Corp., MCI WorldCom, Inc. and Cable & Wireless, Inc.

  Further acceptance of open systems architectures and the development of industry standards in the call processing market may eliminate some of the technical barriers to entry, allowing additional competitors to enter the market. Many of our existing competitors have larger customer and installed bases and substantially greater technical, financial and marketing resources than we do. In addition, some of our competitors have a marketing advantage because they can sell their call processing equipment or facsimile solutions as part of their broader product offerings. We expect our competitors will continue to offer improved product technologies and capabilities. The availability of these products could cause sales of our existing products to decline. For these reasons, we may be unable to compete successfully against our current and future competitors.

Our average sales prices have declined for some of our products.

  The average sales prices in our basic voice messaging products have declined due to competitive pressures. In the future, prices may decline in some of our other product lines. If the average sales prices of our more significant product lines fall, our overall gross margins will likely fall. To offset and forestall declining average sales prices, we must continue to develop product enhancements and new products with advanced features that are likely to generate higher-margin incremental revenue. If we are unable to do so in a timely manner or if our products do not achieve significant customer acceptance, our business, results of operations and financial condition may suffer.

We may be unable to adequately protect our proprietary rights.

  To succeed, we must adequately protect our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, nondisclosure and other agreements and technical measures to protect our proprietary technology, but those measures may be insufficient. We have one patent in the area of unified messaging, but our competitors may challenge or circumvent the claims in that patent. Our current patent, or any future patents, may never provide us with any competitive advantages. Other measures that we take to protect our proprietary technology may not prevent or deter misappropriation of our technology or the development of technologies with similar characteristics. Moreover, our use of open systems architecture in the design of our products may make it easier for competitors to misappropriate or replicate our designs and developments.

We may face liability for infringement of third-party proprietary rights.

  Historically, competitors in the computer-telephony software industry have filed numerous allegations of patent infringement, resulting in considerable litigation. We have received claims of patent infringement from several parties and will probably receive additional claims in the future. While none of those claims has led to litigation, they may yet result in litigation. Any litigation, regardless of our success, would probably be costly and require significant time and attention of our key management and technical personnel. Litigation could also force us to

  . stop or delay selling, or using, products that use the challenged intellectual property;

  .  pay damages for infringement;

  .  obtain licenses, which may be unavailable on acceptable terms; or

  .  redesign products or services that use the infringing technology.

We face risks from expansion of our international operations.

  Our growth depends in part on continued expansion of our international sales. International sales generated approximately 14%, 16% and 15% of our net sales in the years ended December 31, 1996, 1997 and 1998, respectively. We have spent significant management attention and financial resources on our international operations. A significant portion of our revenues are subject to the risks associated with international sales, which include

  . difficulty adapting products to local languages and telephone system technology;

  .  inability to respond to changes in regulatory requirements;

  .  inability to meet special standards requirements;

  .  exposure to exchange rate fluctuations;

  .  tariffs and other trade barriers;

  .  difficulties in staffing and managing international operations;

  .  potentially adverse tax consequences; and

  . uncertainties arising from local business practices and cultural considerations.

  Currently, substantially all of our international sales are denominated in U.S. dollars. Increases in the value of the dollar against local currency could cause our products to become relatively more expensive to customers in a particular country, leading to reduced sales or profitability in that country. As we continue to expand our international operations, we expect our non-dollar-denominated sales and our exposure to gains and losses on international currency transactions to increase. We do not currently engage in transactions to hedge against the risk of currency fluctuations, but we may do so in the future.

We depend on certain key employees.

  To succeed, we must attract and retain key personnel in engineering, research and development, marketing, sales, finance and administration. In particular, we depend to a significant degree on the efforts of our senior management team. Competition for skilled personnel is intense. The failure to recruit such personnel or the loss of the services of existing key persons in any functional area could adversely affect our current operations and new product development efforts. We do not maintain material key person life insurance.

We may experience difficulties in managing our growth.

  Growth in our business has placed, and will continue to place, significant demands on our management and operations. To succeed, our officers and key employees must manage growth successfully. We must continue to implement and improve our operational, financial and management information systems. In addition, we must expand the number of, train and manage our employees. We may be unable to timely and successfully accomplish these tasks.

We depend on third parties for certain key components of our products.

  We use standard computer hardware for our products. Most of the components we use are readily available. However, only three domestic suppliers can provide voice processing circuit boards in the quantities we need. In addition, only two domestic suppliers can provide our facsimile processing circuit boards in the quantity we require. Historically, we have relied almost exclusively on Dialogic Corporation for our voice cards, and on Dialogic and Brooktrout Technologies, Inc. for our fax cards. We rely on those suppliers primarily because of volume price discounts and the cost and effort required to develop software for an alternate voice or fax card. Significant delays, interruptions or reductions in our supply of voice or fax cards, or unfavorable changes to price and delivery terms could adversely affect our business.

Our stock price may be highly volatile.

  The market price of our common stock has been, and may continue to be, highly volatile. The future price of the common stock will fluctuate in response to factors such as

  . new product announcements or changes in product pricing policies by us or our competitors;

  .  quarterly fluctuations in our operating results;

  .  announcements of technical innovations;

  .  announcements relating to strategic relationships or acquisitions;

  .  changes in earnings estimates by securities analysts; and

  .  general conditions in the computer-telephony market.

  In addition, the market prices of securities issued by many companies, particularly in high-technology industries, are volatile for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To AVT Corporation:

We have audited the prepooled consolidated financial statements of AVT Corporation and subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as indicated in our report dated January 29, 1999, and included in the Company's filing on Form 10-
K. We have also audited the supplemental consolidated balance sheets of AVT Corporation as of December 31, 1998 and 1997, and the related supplemental consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. The supplemental consolidated financial statements give retroactive effect to the merger with MediaTel Corporation ("MediaLinq Services Group")on April 14, 1999, which has been accounted for as a pooling of interests as described in Note 1. These supplemental consolidated financial statements are the responsibility of the management of AVT Corporation. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We did not audit the financial statements of MediaLinq Services Group, which statements reflect total assets constituting approximately 11% for 1998 and approximately 13% for 1997 of the related supplemental consolidated financial statement totals, and which statements reflect revenues constituting approximately 21% for 1998, 25% for 1997 and 25% for 1996 of the related supplemental consolidated financial statement totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion expressed herein, insofar as it relates to data included for MediaLinq Services Group, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the report of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of AVT Corporation and its subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, after giving retroactive effect to the merger with MediaLinq Services Group as described in Note 1, all in conformity with generally accepted accounting principles.

                                       /s/ Arthur Andersen LLP


Seattle, Washington,
January 28, 1999, except for paragraphs 2 and 3
of Note 1, as to which the date is April 14, 1999

                       Report of Independent Accountants

To the Board of Directors and Stockholders of MediaTel Corporation:

In our opinion, the consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of MediaTel Corporation (the "Company") at December 31, 1997 and 1998, and results of their operations and their cash flows for each of the three years ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers

San Francisco, California
February 19, 1999

     SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                                AVT CORPORATION

                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                                                      December 31,
                                                                                                  ---------------------
                                                                                                     1997       1998
                                                                                                  ----------  ---------
ASSETS                                                                                               (in thousands)
Current assets:
  Cash and cash equivalents.....................................................................     $11,164    $14,466
  Short-term investments........................................................................      14,268     28,225
  Accounts receivable, less allowance of $909,000 and $929,000..................................      12,908     17,563
  Inventories...................................................................................       4,908      5,560
  Deferred and prepaid income taxes.............................................................       1,195      1,461
  Prepaid expenses and other....................................................................       1,123      1,536
                                                                                                     -------    -------
     Total current assets.......................................................................      45,566     68,811
Equipment and leasehold improvements, net.......................................................       4,298      5,417
Intangibles, net................................................................................       8,815      7,677
Deferred income taxes...........................................................................       4,007      3,743
                                                                                                     -------    -------
                                                                                                     $62,686    $85,648
                                                                                                     =======    =======
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable..............................................................................       $ 3,928    $ 4,793
Other current liabilities.....................................................................         6,547      9,191
Note payable--current portion.................................................................           511          -
Income taxes payable..........................................................................         2,837        578
                                                                                                     -------    -------
     Total current liabilities..................................................................      13,823     14,562

Long-term debt, less current portion............................................................         492          -
                                                                                                     -------    -------
     Total liabilities..........................................................................      14,315     14,562
                                                                                                     -------    -------
Commitments.....................................................................................
Shareholders' equity:
  Preferred stock, par value $.01 per share, 2,000,000 shares authorized; none
    outstanding.................................................................................          --         --
  Common stock, par value $.01 per share, 60,000,000 shares authorized;
    13,115,786 and 14,230,575 outstanding.......................................................         131        142
  Additional paid-in capital....................................................................      34,188     42,987
  Retained earnings.............................................................................      14,052     27,957
                                                                                                     -------    -------
     Total shareholders' equity.................................................................      48,371     71,086
                                                                                                     -------    -------
                                                                                                     $62,686    $85,648
                                                                                                     =======    =======

    See the accompanying notes to these supplemental consolidated financial statements.

                                AVT CORPORATION

                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                                                              Year Ended December 31,
                                                                                              -----------------------
                                                                                          1996          1997         1998
                                                                                          ----          ----         ----
                                                                                       (in thousands, except per share data)
Net sales............................................................................     $58,693       $76,971     $102,977
Cost of sales........................................................................      23,749        29,233       37,282
                                                                                          -------       -------     --------
  Gross profit.......................................................................      34,944        47,738       65,695
                                                                                          -------       -------     --------
Operating expenses:
  Research and development...........................................................       5,280         7,988        9,474
  Selling, general and administrative................................................      19,996        26,040       35,035
  Non-recurring charges..............................................................       4,140        11,025          287
                                                                                          -------       -------     --------
     Total operating expenses........................................................      29,416        45,053       44,796
                                                                                          -------       -------     --------
Operating income.....................................................................       5,528         2,685       20,899
                                                                                          -------       -------     --------
Other income:
  Interest income....................................................................         932           842        1,169
  Other..............................................................................          10           262           89
                                                                                          -------       -------     --------
     Other income....................................................................         942         1,104        1,258
                                                                                          -------       -------     --------
Income before income tax expense.....................................................       6,470         3,789       22,157
Income tax expense...................................................................       3,860         1,470        8,078
                                                                                          -------       -------     --------
Net income...........................................................................     $ 2,610       $ 2,319     $ 14,079
                                                                                          =======       =======     ========
Basic earnings per common share......................................................     $  0.21       $  0.18     $   1.03
Weighted average common shares outstanding...........................................      12,318        12,944       13,722
Diluted earnings per common share....................................................     $  0.19       $  0.16     $   0.94
Weighted average common and common equivalent shares outstanding.....................      13,557        14,410       15,008

    See the accompanying notes to these supplemental consolidated financial statements.

                                AVT CORPORATION

         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                 Years Ended December 31, 1996, 1997 and 1998


                                                                        Additional                                Total
                                                       Common Stock      paid-in      Deferred     Retained   shareholders'
                                                     ---------------
                                                     Shares    Amount    capital    compensation   earnings       equity
                                                     ------    ------    -------    -------------  ---------      ------

                                                                        (in thousands, except share data)
Balance at December 31, 1995.......................  11,852,185   $119     $26,730        $(34)     $ 9,145         $35,960
Unrealized loss on investments.....................          --     --          --          --          (22)            (22)
Stock issued for services                                 3,132     --           3                                        3
Exercise of stock options..........................     236,748      2         616          --           --             618
Stock compensation expense.........................          --     --          --          34           --              34
Stock issued in acquisition........................     326,598      3       3,427          --           --           3,430
Net income.........................................          --     --          --          --        2,610           2,610
                                                     ----------   ----     -------        ----      -------         -------
Balance at December 31, 1996.......................  12,418,663    124      30,776          --       11,733          42,633
Stock issued in acquisition........................     191,032      2         666          --           --             668
Warrants issued in acquisition.....................          --     --         700          --           --             700
Exercise of stock options..........................     506,091      5       1,484          --           --           1,489
Tax benefit of stock options
 exercised.........................................          --     --         562          --           --             562
Net income.........................................          --     --          --          --        2,319           2,319
                                                     ----------   ----     -------        ----      -------         -------
Balance at December 31, 1997.......................  13,115,786    131      34,188          --       14,052          48,371
Stock issued in acquisition........................      52,200      1         249          --           --             250
Exercise of stock options..........................   1,062,589     10       3,901          --           --           3,911
Tax benefit of stock options
 exercised.........................................          --     --       4,649          --           --           4,649
Dividend declared                                            --     --          --          --         (174)           (174)
Net income.........................................          --     --          --          --       14,079          14,079
                                                     ----------   ----     -------        ----      -------         -------
Balance at December 31, 1998.......................  14,230,575   $142     $42,987        $ --      $27,957         $71,086
                                                     ==========   ====     =======        ====      =======         =======

    See the accompanying notes to these supplemental consolidated financial statements.

                                AVT CORPORATION

              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              Year Ended December 31,
                                                                                             ------------------------
                                                                                          1996         1997          1998
                                                                                          ----         ----          ----
                                                                                                  (in thousands)
Cash flows from operating activities:
  Net income........................................................................     $ 2,610      $  2,319      $ 14,079
                                                                                         -------      --------      --------

Adjustments to reconcile net income  to net cash provided by operating activities:
  Depreciation and amortization.....................................................       2,332         3,186         4,064
  Non-recurring charges.............................................................       4,140        11,025           287
  Stock compensation expense........................................................          37            --             5
  Deferred income taxes.............................................................        (151)       (3,410)          215
  Changes in current assets and liabilities:
     Accounts receivable............................................................        (600)       (2,321)       (4,655)
     Inventories....................................................................        (551)       (1,239)         (652)
     Prepaid expenses and other assets..............................................        (225)         (453)         (700)
     Accounts payable...............................................................         566          (251)          865
     Accrued compensation and benefits..............................................         514            21         2,316
     Income taxes payable...........................................................         857         2,038         2,171
     Other accrued liabilities......................................................         347         1,221           268
                                                                                         -------      --------      --------
     Total adjustments..............................................................       7,266         9,817         4,184
                                                                                         -------      --------      --------
     Net cash provided by operating activities......................................       9,876        12,136        18,263
                                                                                         -------      --------      --------

Cash flows from investing activities:
  Purchase of equipment and leasehold improvements..................................      (2,086)       (2,302)       (3,550)
  Cash paid in acquisition, net of cash acquired....................................      (3,318)      (15,426)           --
  Purchase of short-term investments................................................      (3,309)           --       (13,957)
  Net proceeds from the sale of investments.........................................          --         1,216            37
  Other intangibles and long-term assets............................................          --           (64)         (280)
                                                                                         -------      --------      --------
     Net cash used in investing activities..........................................      (8,713)      (16,576)      (17,750)
                                                                                         -------      --------      --------

Cash flows from financing activities:
  Long-term borrowings..............................................................          --           664            --
  Repayment of long-term debt.......................................................      (1,347)       (1,273)         (991)
  Proceeds from exercise of common stock options....................................         331         1,489         3,906
  Dividends paid on stock...........................................................          --            --          (126)
                                                                                         -------      --------      --------
     Net cash provided by (used in) financing activities............................      (1,016)          880         2,789
                                                                                         -------      --------      --------
     Net increase (decrease) in cash................................................         147        (3,560)        3,302
Cash and cash equivalents at beginning of period....................................      14,577        14,724        11,164
                                                                                         -------      --------      --------
Cash and cash equivalents at end of period..........................................     $14,724      $ 11,164      $ 14,466
                                                                                         =======      ========      ========

Cash paid for interest..............................................................     $   235      $    118      $     51
                                                                                         =======      ========      ========

    See the accompanying notes to these supplemental consolidated financial statements.

                                AVT CORPORATION

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.   Nature of Business and Summary of Significant Accounting Policies

  Nature of Business

     AVT Corporation (the Company), a Washington corporation, provides software-based computer-telephony products for medium-sized enterprises. The Company's products address the voice messaging, call center, fax server and production fax markets and are distributed primarily through independent distributors and value-added resellers. The supplemental consolidated financial statements include the accounts of all subsidiaries, all of which are wholly owned, from the date of acquisition, including RightFAX, Inc., as of January 2, 1996, and CommercePath, Inc., as of October 22, 1997. All intercompany accounts have been eliminated.

     On April 14, 1999, pursuant to an Agreement and Plan of Merger, dated as of April 13, 1999, by and among the Company, MediaTel Corporation ("MediaTel"), and Goldengate Acquisition Corp. ("MediaTel Merger Sub"), the Company acquired all of the outstanding capital stock of MediaTel and MediaTel Merger Sub merged with and into MediaTel, with MediaTel as the surviving corporation. MediaTel provides out-sourced electronic document delivery services to businesses that frequently send business-critical information to other businesses. The Company issued 1,609,596 shares of common stock (10% of which was deposited into an escrow account) and assumed all outstanding options in connection with the acquisition of MediaTel.

     This transaction was accounted for as a pooling of interests. These supplemental consolidated financial statements have been prepared to reflect the restatement of all periods presented to include the accounts of MediaTel. The historical results do not purport to be indicative of future results. These supplemental consolidated financial statements will become the historical financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.


  Cash and Cash Equivalents

     The Company's policy is to invest cash in excess of operating requirements in income-producing investments. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash and cash equivalents include all cash balances and highly liquid investments in a money market fund. Investments are recorded at cost, which approximates market prices.

  Inventories

     Inventories consist primarily of computer assemblies, components and related equipment, and are stated at the lower of cost (first-in, first-out) or market (net realizable value).

  Equipment and Leasehold Improvements

     Equipment and leasehold improvements are stated at cost and are depreciated on the straight-line method over the estimated useful lives of the assets, which range from three to five years. Equipment and leasehold improvements consist of the following:

                                                                                                    December 31,
                                                                                                   --------------
                                                                                                 1997           1998
                                                                                                 ----           ----
                                                                                                   (in thousands)

     Computers and other equipment......................................................        $10,475      $ 13,533
     Leasehold improvements.............................................................            727           950
     Furniture and fixtures.............................................................            919         1,150
                                                                                                -------      --------
                                                                                                 12,121        15,633
     Less accumulated depreciation......................................................         (7,823)      (10,216)
                                                                                                -------      --------
     Equipment and leasehold improvements, net..........................................        $ 4,298      $  5,417
                                                                                                =======      ========

                         APPLIED VOICE TECHNOLOGY, INC
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS --(Continued)

  Intangibles

     Goodwill is being amortized using the straight-line method over its estimated useful life of seven years. License agreements are amortized using the straight-line method over the remaining lives of the related patents, which range from approximately 6 to 12 years.

                                                                                                        December 31,
                                                                                                       --------------
                                                                                                     1997           1998
                                                                                                     ----           ----
                                                                                                       (in thousands)
     Goodwill on CommercePath acquisition....................................................       $ 1,793       $ 1,829
     Goodwill on RightFAX acquisition........................................................         5,406         5,906
     License agreements......................................................................         4,516         4,516
                                                                                                    -------       -------
                                                                                                     11,715        12,251
     Less accumulated amortization...........................................................        (2,900)       (4,574)
                                                                                                    -------       -------
     Intangibles, net........................................................................       $ 8,815       $ 7,677
                                                                                                    =======       =======

  Other Current Liabilities

                                                                                                      December 31,
                                                                                                     --------------
                                                                                                    1997         1998
                                                                                                    ----         ----
                                                                                                     (in thousands)
     Accrued compensation and benefits.......................................................      $1,781      $4,097
     Acquisition costs.......................................................................       1,336         250
     Deferred maintenance revenue............................................................       1,891       2,210
     Other...................................................................................       1,539       2,634
                                                                                                   ------      ------
     Other current liabilities...............................................................      $6,547      $9,191
                                                                                                   ======      ======

  Use of Estimates

     The preparation of the Company's consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain prior period balances have been reclassified to conform with the current period presentation.

  Revenue Recognition

     Revenues from sales to dealers are recognized when the products are shipped. When the Company has an installation obligation, revenues are recognized when product installation is complete. Revenues from document delivery services are recognized when services are provided. Revenues from software maintenance contracts are recognized over the maintenance periods, generally one year. Revenues from extended warranty agreements are recognized over the lives of the related service contracts on the straight-line method. The Company accrues estimated costs of technical support to customers as related revenues are recognized.

  Research and Development Costs

     Research and development costs are expensed as incurred. The Company has not capitalized any software development costs, as technological feasibility is not generally established until substantially all development is complete.

                                AVT CORPORATION

 Earnings Per Share

   Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share were computed by dividing net income by the sum of the weighted average number of shares of common stock outstanding during the year plus the net additional shares that would have been issued had all dilutive options been exercised less shares that would be repurchased with the proceeds from such exercise. Dilutive options are those that have an exercise price which is less than the average stock price during the year.

   The computation of diluted earnings per common share is as follows:

                                                                                                 Year Ended December 31,
                                                                                               ---------------------------
                                                                                              1996         1997        1998
                                                                                              ----         ----        ----
                                                                                         (in thousands, except per share amounts)
   Diluted earnings per common share:
   Net income............................................................................     $ 2,610     $ 2,319      $14,079
                                                                                              -------     -------      -------
   Weighted average common shares outstanding............................................      12,318      12,944       13,722
   Plus: dilutive options assumed exercised..............................................       1,881       3,073        2,652
   Less: shares assumed repurchased with proceeds from exercise..........................        (832)     (1,675)      (1,366)
   Plus: other common stock equivalents..................................................         190          68            -
                                                                                              -------     -------      -------
   Weighted average common and common equivalent shares outstanding......................      13,557      14,410       15,008
                                                                                              -------     -------      -------
   Diluted earnings per common share.....................................................     $  0.19     $  0.16      $  0.94
                                                                                              =======     =======      =======

 Concentration of Credit Risk; Export Sales

   The Company achieves broad U.S. market coverage for its products primarily through a nationwide network of telephony-oriented dealers and computer-oriented value-added resellers. For the years ended December 31, 1998, 1997 and 1996, no customer represented 10% or greater of the Company's net sales. The Company performs ongoing credit evaluations of its customers' financial conditions and, generally, no collateral is required.

   The Company's export sales were as follows:

                                                                                                Year Ended December 31,
                                                                                               -------------------------
                                                                                              1996       1997        1998
                                                                                              ----       ----        ----
                                                                                                    (in thousands)
   Canada................................................................................      $2,660    $ 3,395     $ 3,914
   Other.................................................................................       5,338      8,757      11,044
                                                                                               ------    -------     -------
                                                                                               $7,998    $12,152     $14,958
                                                                                               ======    =======     =======

                                AVT CORPORATION

  Segment Reporting

   The Company adopted Statement of Accounting Standard No. 131 "Disclosures about Segments of an Enterprise and Related Information "(SFAS No. 131) during 1998. SFAS 131 requires companies to disclose certain information about operating segments. Based on the criteria within SFAS No. 131, the Company has determined that it has one reportable segment, computer telephony products.

Sales of the Company's product by categories and amount are as follows:

                                                                                                  Year Ended December 31,
                                                                                                  -------------------------
                                                                                                1996       1997        1998
                                                                                                ----       ----        ----
                                                                                                     (in thousands)
    Enhanced fax products and services....................................................     $28,146    $43,133    $ 68,383
    Advanced messaging and call center products...........................................      18,911     24,276      28,159
    Basic messaging products..............................................................      11,636      9,562       6,435
                                                                                               -------    -------    --------
                                                                                               $58,693    $76,971    $102,977
                                                                                               =======    =======    ========



2. Income Taxes

   Income taxes are provided for in the consolidated statements of income using the asset and liability method. The difference between the provision for income taxes and the statutory tax rate applied to income before income tax expense is due to certain expenses not being deductible for tax purposes and research and experimentation credits.

   The following is a reconciliation from the U.S. statutory rate to the effective tax rate:

                                                                                   Year Ended December 31,
                                                                                   -----------------------
                                                                         1996                1997                  1998
                                                                         ----                ----                  ----
                                                                  Amount       %       Amount       %       Amount       %
                                                                 --------    -----    --------    -----    --------    -----
                                                                                    (dollars in thousands)
Tax at statutory rate....................................         $2,200     34.0%     $1,288     34.0%     $7,533     34.0%
Research and experimentation credit......................            (69)    (1.1)       (105)    (2.8)       (150)    (0.7)
Write-off of purchased, in-process research and
 development.............................................          1,408     21.8          --       --          --       --
Nondeductible goodwill amortization......................            101      1.6         230      6.1         319      1.5
Nontaxable interest income...............................           (217)    (3.4)       (235)    (6.2)       (227)    (1.0)
State taxes and other....................................            437      6.8         292      7.7         603      2.7
                                                                  ------     ----      ------     ----      ------     ----
Income tax expense.......................................         $3,860     59.7%     $1,470     38.8%     $8,078     36.5%
                                                                  ======     ====      ======     ====      ======     ====

                                AVT CORPORATION

  Income tax expense and cash paid for income taxes are as follows:

                                                                                               Year Ended December 31,
                                                                                              -------------------------
                                                                                          1996          1997          1998
                                                                                          ----          ----          ----
                                                                                                  (in thousands)
  Current...........................................................................       $4,011       $ 5,427        $7,863
  Deferred..........................................................................         (151)       (3,957)          215
                                                                                           ------       -------        ------
     Total income tax expense.......................................................       $3,860       $ 1,470        $8,078
                                                                                           ======       =======        ======
  Cash paid for income taxes........................................................       $3,144       $ 2,839        $5,672
                                                                                           ======       =======        ======

  Deferred taxes result from temporary differences relating to items that are expensed for financial reporting, but are not currently deductible for income tax purposes.

  Significant components of the Company's deferred tax asset as of December 31, 1997 and 1998 are as follows:

                                                                                                        December 31,
                                                                                                       --------------
                                                                                                     1997         1998
                                                                                                     ----         ----
                                                                                                      (in thousands)
  Deferred tax assets:
     Accounts receivable allowances.............................................................       $  377      $  409
     Inventories................................................................................           75          85
     Depreciation and amortization..............................................................          165         161
     Accrued compensation and benefits..........................................................          171         192
     Purchased research and development.........................................................        3,841       3,549
     Deferred Revenue...........................................................................            -         468
     Other......................................................................................          573         340
                                                                                                       ------      ------
  Deferred tax assets and prepaid income taxes..................................................       $5,202      $5,204
                                                                                                       ======      ======


3. Shareholders' Equity

     On April 23, 1998, the Company announced that its Board of Directors approved a two-for-one stock split of the Common Stock effected in the form of a stock dividend. Shareholders received an additional share of common stock for every share held on the record date of May 4, 1998. The additional shares were payable on May 11, 1998. Accordingly, the accompanying financial statements have been restated to reflect this stock split.

     On April 20, 1998, the Company's Board of Directors approved an increase of the authorized shares of Common Stock, from 30 million to 60 million and an increase of the authorized shares of Preferred Stock from one million to two million, in order to reflect the stock split. Shareholder approval of these increases was not required.

  The Company has stock option plans under which employees, directors, officers and other agents may be granted options to purchase common stock. The Company has reserved approximately 5,700,000 shares of common stock for issuance pursuant to these plans upon exercise of outstanding options and upon exercise of options to be granted in the future. Options generally vest over three to four years and expire 10 years from the date of grant. The options are exercisable at prices determined at the discretion of the Board of Directors. The Company accounts for these plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost has been recognized and is based on the difference between the exercise price and fair market value at the date of grant, if any. Had compensation cost for stock option grants made in 1996, 1997 and 1998 been determined using the fair value method consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                AVT CORPORATION

                                                                                         Year Ended December 31,
                                                                                        -------------------------
                                                                                     1996         1997         1998
                                                                                     ----         ----         ----
                                                                                   (in thousands expect per share data)
  Net Income:         As Reported.................................................     $2,610       $2,319      $14,079
                      Pro Forma...................................................     $1,469       $1,114      $11,830
  Basic EPS:          As Reported.................................................     $ 0.21       $ 0.18      $  1.03
                      Pro Forma...................................................     $ 0.12       $ 0.09      $  0.86
  Diluted EPS:        As Reported.................................................     $ 0.19       $ 0.16      $  0.94
                      Pro Forma...................................................     $ 0.11       $ 0.08      $  0.79

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the year ended December 31, 1998: risk-free interest rates of 6.25%; expected lives of five years; expected volatility of 44%; and $0 dividends. For 1997 the assumptions were: risk-free interest rates of 6.85%; expected lives of five years; expected volatility of 49%; and $0 dividends. For 1996 the following assumptions were used: risk-free interest rates of 6.25%; expected lives of five years; expected volatility of 45%; and $0 dividends.



 Stock Option Plans

  A summary of the status of the Company's stock option plans at December 31, 1996, 1997 and 1998, and the changes during the years then ended, is presented in the table and narrative below:


                                                                  1996                     1997                      1998
                                                                  ----                     ----                      ----
                                                                      Wtd. Avg.                Wtd. Avg.                 Wtd. Avg.
                                                           Shares     Ex. Price     Shares     Ex. Price     Shares      Ex. Price
                                                         ----------   ---------   ----------   ---------   -----------   ---------
Outstanding at beginning of period.....................   1,496,616    $   1.51    3,189,547    $   4.12    3,125,760     $   5.33
Granted................................................   2,080,824    $   5.70      548,317    $  10.07      903,850     $  18.50
Exercised..............................................    (236,748)   $   1.41     (506,093)   $   2.94   (1,031,959)    $   3.53
Canceled...............................................    (151,145)   $   5.79     (106,011)   $   4.54      (98,664)    $  11.05
                                                         ----------               ----------               ----------
Outstanding at end of period...........................   3,189,547    $   4.12    3,125,760    $   5.33    2,898,987     $   9.88
                                                         ==========               ==========               ==========
Exercisable at end of period...........................   1,262,175    $   4.25    1,564,231    $   3.32    1,504,658     $   5.68
                                                         ==========               ==========               ==========
Weighted average fair value of options granted.........  $     2.89               $     5.26               $     9.12

  Options outstanding have exercise prices ranging from $0.50 to $23.25 per share, with weighted average remaining contractual lives of 7.3, 7.1 and 7.4 years at December 31, 1996, 1997 and 1998, respectively. At December 31, 1998, 2,255,225 shares of the Company's common stock were available for future grant under the Company's stock option plans. Information relating to stock options outstanding and stock options exercisable at December 31, 1998 is as follows:

                                AVT CORPORATION

                                                                   Options Outstanding    Options Exercisable
                          -------------------------------------------------------------   -------------------
                                                               Wtd. Avg.
                                                               Remaining      Wtd. Avg.             Wtd. Avg.
              Range of Exercise Prices            Shares    Contractual Life  Ex. Price   Shares    Ex. Price
              ------------------------            ------    ----------------  ---------   ------    ---------

     $0.50  - $8.25............................  1,755,217                 6     $ 4.94  1,218,875     $ 5.53
     $8.26  - $16.50...........................    616,024                 9     $13.99    114,307     $13.11
     $16.51 - $23.25...........................    527,746                 9     $20.91        100     $22.50
                                                 ---------             -----     ------  ---------     ------
                                                 2,898,987                 7     $ 9.88  1,333,282     $ 5.96
                                                 =========             =====     ======  =========     ======


   Warrants

     At December 31, 1998, there were outstanding warrants to purchase 174,560 shares of the Company's common stock at $6.68 per share. The warrants were issued in connection with the Telcom Technologies Inc. acquisition discussed in
Note 8 below.



4. Line of Credit

     At December 31, 1998, the Company had a $4.0 million unsecured revolving line of credit, none of which was used during the years ended December 31, 1997 and 1998. The Company's line of credit expires in July 1999, and contains certain financial covenants and restrictions as to various matters, including the Company's ability to pay cash dividends without the bank's prior approval. The Company is currently in compliance with such financial covenants and restrictions. Borrowings under the line of credit bear interest at the bank's prime rate or, at the Company's option, its interbank offering rate plus 1.50%. At December 31, 1998, the bank's prime rate was 7.75%, and its interbank offering rate was 5.1%.

5. Short-Term Investments

     The Company has classified its investments as "available-for-sale" and recorded these investments at estimated fair value, with unrealized gains and losses, when material, reported as a component of shareholders' equity.

     Interest income is recorded using an effective interest rate, with the associated premium or discount amortized to interest income over the term of the investment. The cost of securities sold is based upon the specific identification method. Available-for-sale securities as of December 31, 1997 and 1998 consisted of municipal notes and bonds whose amortized cost approximates estimated fair value. As of December 31, 1997 and 1998 average maturity for these investments was four and eight months respectively.

                                AVT CORPORATION

6.  Commitments and Contingencies

  Leases

     The Company leases its office space under noncancelable operating leases. Rent expense under the noncancelable leases amounted to $654,000 in 1996, $1,048,000 in 1997 and $1,290,000 in 1998. Future minimum lease payments under noncancelable operating leases are as follows (in thousands):

       1999.....................................................   $1,967
       2000.....................................................    1,892
       2001.....................................................    1,661
       2002.....................................................      842
       2003.....................................................       67
                                                                   ------
                                                                   $6,429
                                                                   ======

  Retirement Savings Plan

     The Company offers a 401(k) profit-sharing plan to substantially all of its employees. Company contributions are determined annually and are at the discretion of the Board of Directors. Contributions made to the plan were $54,000 in 1996, $165,000 in 1997and $235,000 in 1998.


  License Agreements

     In connection with the acquisition of a business in 1989, the Company agreed to make royalty payments from future sales of the Company's products, up to a maximum of $2,800,000 in total, payable up to $70,000 per quarter, before adjustment for increases in the consumer price index. In February 1995, the Company made a prepayment of $1,808,000 to satisfy this royalty commitment. This intangible is being amortized over the remainder of the original agreement's term (67 months). Amounts charged to expense under this agreement were $324,000 in each of 1996, 1997 and 1998.

     In addition to the agreement mentioned above, the Company has two nonexclusive licenses to sell products using patented technology. In exchange for the licenses, the Company has made quarterly payments equal to 6% of net revenues from sales of components utilized in the Company's products that use the licensed technology.

     In September 1995, the Company renegotiated its royalty obligation for one of these licenses by issuing a note in the amount of $1,937,000, payable in 12 equal quarterly installments of $161,417 each, with the first installment paid upon the signing of the agreement. The Company accrued interest expense at an imputed rate of 8.75% per annum. This note was satisfied at December 31, 1998. The Company recorded an intangible for this prepayment in the amount of $1,725,000. The intangible is being amortized on a straight-line basis over the remaining average lives of the related patents (approximately 12 years).

     In July 1996, the Company renegotiated its royalty obligation for the second license by issuing a note in the amount of $450,000, payable over two quarters, with the first installment paid upon the signing of the agreement. The Company accrued interest expense at an imputed rate of 8.5% per annum. This note was satisfied at December 31, 1996. The Company recorded an intangible for this prepayment in the amount of $446,000. The intangible is being amortized on a straight-line basis over the remaining average lives of the related patents (approximately seven years). Amounts charged to expense for the two nonexclusive licenses were $212,000 in each of 1996, 1997 and 1998.

                                AVT CORPORATION

   Legal Proceedings

     In May 1998, CallWare brought suit against AVT in federal court in Salt Lake City, Utah, alleging various claims relating to purported false advertising by AVT. (CallWare Technologies, Inc. v. Applied Voice Technology, Inc., Case No. 2:98CV 0329K.) CallWare has claimed $20 million in monetary damages, and an additional $60 million in punitive damages. The suit is in the discovery phase, and an initial pretrial conference was held on January 14, 1999 and a trial date of January 10, 2000 has been set. AVT believes that CallWare's claims are without merit and is vigorously defending the lawsuit.


7. Supplemental Information--Valuation and Qualifying Accounts

                                                             Balance at  Charged to  Charged                   Balance
                                                             Beginning   costs and   to other                  at end
                          Description                        of period    expenses   accounts  Deductions(1)  of period
                          -----------                        ---------    --------   --------- -------------  ---------
                                                                                   (in thousands)
Allowance for doubtful accounts:
     December 31, 1996.....................................     $ 669         402        --         283         $ 788
     December 31, 1997.....................................     $ 788         489        97         465         $ 909
     December 31, 1998.....................................     $ 909         309        --         289         $ 929

(1) Amounts include write-offs of accounts receivable deemed uncollectable.


8. Businesses Acquired

     On January 3, 1997, the Company acquired selected assets and liabilities of Telcom Technologies Inc., a developer of NT-based open-architecture automatic call distribution systems. The purchase price for the acquisition was $3.5 million in cash, plus warrants to purchase 200,000 shares of the Company's common stock at $6.68 per share, which may be exercised at any time prior to January 3, 2002. The Company accounted for the business combination as a purchase and recognized a nonrecurring charge of $3.9 million in the first quarter of 1997, representing the value of the purchased, in-process research and development.

     On October 22, 1997, the Company acquired all the outstanding capital stock of CommercePath, Inc. (CommercePath) from Forest City Trading Group, Inc. for $10.4 million in cash. The Company accounted for the business combination as a purchase and recorded a nonrecurring charge of $7.1 million in the fourth quarter of 1997, representing the value of the purchased, in-process research and development, and recorded $1.8 million of goodwill that it will amortize over seven years.

     The pro forma unaudited consolidated operating results of the Company for the years ended December 31, 1996 and 1997, assuming the acquisition of CommercePath had been made as of January 1, 1996 and 1997, respectively, are summarized below:

                                                                                1996                          1997
                                                                    -----------------------------  ---------------------------
                                                                                     Pro Forma                    Pro Forma
                                                                       Actual       (unaudited)      Actual      (unaudited)
                                                                       -------      -----------      ------      -----------
                                                                              (in thousands, except per share data)
     Net sales..................................................        $58,693        $64,967       $76,971        $82,348
     Net income.................................................        $ 2,610        $ 2,487       $ 2,319        $ 1,816
     Diluted earnings per share.................................        $  0.19        $  0.18       $  0.16        $  0.13

                                AVT CORPORATION

     These pro forma results have been prepared for comparative purposes only and include certain adjustments such as additional amortization resulting from allocating a portion of the purchase price to goodwill. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 1996 or January 1, 1997, as the case may be, or future results of operations of the consolidated entity.


9. Supplemental Consolidated Quarterly Financial Data and Market Information (unaudited)

                                                                               Quarter Ended
                                          --------------------------------------------------------------------------------------
                                            March 31,   June 30,  Sept. 30,  Dec. 31,   March 31,  June 30,  Sept. 30,  Dec. 31,
                                               1997       1997      1997       1997       1998       1998      1998       1998
                                               ----       ----      ----       ----       ----       ----      ----       ----
                                                                     (in thousands except per share data)

Net sales.................................    $16,213    $18,227    $19,763   $22,769     $22,313   $24,809    $26,448   $29,407
Cost of sales.............................      6,501      6,973      7,598     8,161       8,523     9,442      9,295    10,021
                                              -------    -------    -------   -------     -------   -------    -------   -------
Gross profit..............................      9,712     11,254     12,165    14,608      13,790    15,367     17,153    19,386
Operating expenses:
  Research and development................      1,783      1,835      2,029     2,424       2,339     2,334      2,452     2,350
  Selling, general and
   administrative.........................      5,947      6,379      6,150     7,481       7,612     8,397      9,178     9,847

Non-recurring charges.....................      3,898         --         --     7,127         287        --         --        --
                                              -------    -------    -------   -------     -------   -------    -------   -------
  Total operating expenses................     11,628      8,214      8,179    17,032      10,238    10,731     11,630    12,197
                                              -------    -------    -------   -------     -------   -------    -------   -------

Operating income (loss)...................     (1,916)     3,040      3,986    (2,424)      3,552     4,636      5,523     7,189
Other income, net.........................        251        281        270       301         254       346        270       386
                                              -------    -------    -------   -------     -------   -------    -------   -------
Income (loss) before income tax
 expense..................................     (1,665)     3,321      4,256    (2,123)      3,806     4,982      5,793     7,575
Income tax expense (benefit)..............       (591)     1,225      1,570      (734)      1,401     1,823      2,129     2,725
                                              -------    -------    -------   -------     -------   -------    -------   -------
Net income (loss).........................    $(1,074)   $ 2,096    $ 2,686   $(1,389)    $ 2,405   $ 3,159    $ 3,664   $ 4,850
                                              =======    =======    =======   =======     =======   =======    =======   =======
Diluted earnings (loss) per common
 share (1)................................    $ (0.08)   $  0.15    $  0.19   $ (0.11)    $  0.16   $  0.21    $  0.24   $  0.31
Net income excluding nonrecurring
 Items....................................    $ 1,421    $ 2,096    $ 2,686   $ 3,172     $ 2,589   $ 3,159    $ 3,664   $ 4,850
Diluted earnings per common share
 excluding nonrecurring items(1)..........    $  0.10    $  0.15    $  0.19   $  0.21     $  0.17   $  0.21    $  0.24   $  0.31
Weighted average common and
 common equivalent shares
 outstanding..............................     12,781     14,039     14,517    13,113      14,949    15,245     15,489    15,460
Stock price range (2)
  High....................................    $ 10.06    $  9.69    $ 15.06   $ 16.25     $ 20.31   $ 23.50    $ 25.75   $ 29.69
  Low.....................................    $  5.88    $  5.69    $  8.69   $  9.50     $ 13.38   $ 17.13    $ 19.63   $ 12.19

(1) Earnings per common share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly net income per share amounts will not necessarily equal the total for the year.
(2) The Company's common stock is traded on the Nasdaq National Market under the symbol "AVTC." As of December 31, 1998, there were approximately 70 shareholders of record of the Company's common stock. The Company has not paid any cash dividends on its common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF SUPPLEMENTAL CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS


   Set forth below is the Company's Supplemental Consolidated Management's Discussion and Analysis of Financial Condition and Results of Operations for the quarterly periods ended March 31, 1999 and 1998, restated to give retroactive effect to the MediaTel Merger.

Results of Operations

   Net sales. Net sales increased 29.3% to $28,843,000 in the quarter ended March 31, 1999, from $22,313,000 in the comparable 1998 quarter. This growth was fueled by enhanced fax sales which increased 30.6% from the comparable prior-year quarter and represented 66.7% of net sales, and unified messaging and installed base upgrade sales in our computer telephony group which increased 35.0% and represented 27.7% of total net sales. Sales of low margin basic messaging product lines were flat when compared to the same quarter in 1998. The Company expects sales of the lower-margin basic messaging products to continue to be affected by price pressures from competitive offerings and decline as a percentage of total sales in the future. International sales for the first quarter of 1999 increased 62.3% compared to the first quarter of 1998, and represented 18.6% of total net sales.

   Gross profit. Gross profit as a percentage of net sales improved to 64.7% in the quarter ended March 31, 1999, as compared to 61.8% in the comparable prior-year quarter, due to the continued sales mix shift toward the higher margin enhanced fax and NT-based CTG product lines.

   Research and development. Research and development expenses increased to $2,621,000 in the quarter ended March 31, 1999 from $2,339,000 in the comparable prior-year period, due primarily to increased personnel costs relating to acceleration of certain development projects. As a percentage of sales, research and development expenses for the current quarter declined to 9.1% compared with 10.5% of net sales in the comparable prior-year quarter.

   Sales, general and administrative. Sales, general and administrative expenses increased to $10,277,000 in the quarter ended March 31, 1999 from $7,612,000 in the comparable prior-year quarter, due primarily to increased marketing and personnel-related costs of developing domestic and international distribution for both the CTG and Enterprise Fax channels. Sales, general and administrative costs for the current quarter represented 35.6% of net sales, an increase from 34.1% in the comparable prior-year quarter.

   Operating income. Operating income for the quarter ended March 31, 1999 increased to $5,771,000, or 20.0% of net sales, from $3,552,000, or 15.9% of net sales, in the comparable prior-year quarter. In the first quarter of 1998, the Company wrote off costs of $287,000 related to the withdrawal in February of the follow-on stock offering originally filed in October 1997.

   Other income, net. Net other income was $427,000 in the quarter ended March 31, 1999, as compared to $254,000 in the comparable prior-year quarter due to increased interest income on investments.

   Income tax expense. The effective tax rate for the quarter ended March 31, 1999 and 1998 was 36.4%, with income tax expense of $2,256,000 for the quarter ended March 31, 1999 and $1,401,000 in the comparable prior-year quarter.

   Net income. The Company recognized net income of $3,942,000 or $0.25 per diluted common share for the quarter ended March 31, 1999, as compared to $2,405,000 or $0.16 per diluted common share for the comparable prior-year quarter.

Liquidity and Capital Resources

   Cash provided by operating activities in the three months ended March 31, 1999 was $8.0 million due primarily to continuing profitable operations. The average accounts receivable collection period remained favorable at 51 days. Inventories remained constant at $5.6 million at March 31, 1999 and December 31, 1998.

     The Company expects that its current cash, cash flow from operations, and available bank line of credit will provide sufficient working capital for operations for the foreseeable future.

                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                  (Unaudited)

                                                                            March 31,              December 31,
                                                                              1999                     1998
                                                                            ----------             ------------
                                           ASSETS                                     (in thousands)
Current assets:
     Cash and cash equivalents                                               $18,739                  $14,466
     Short-term investments                                                   33,369                   28,225
     Accounts receivable, net                                                 17,345                   17,563
     Inventories                                                               5,565                    5,560
     Deferred and prepaid income taxes                                         2,139                    1,461
     Prepaid expenses and other                                                1,406                    1,536
                                                                             -------                  -------
                         Total current assets                                 78,563                   68,811

Equipment and leasehold improvements, net                                      5,733                    5,417
Intangibles, net                                                               7,249                    7,677
Deferred income taxes                                                          3,679                    3,743
                                                                             -------                  -------
                                                                             $95,224                  $85,648
                                                                             =======                  =======


                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                        $ 5,126                  $ 4,793
     Accrued compensation and benefits                                         4,061                    4,097
     Other accrued liabilities                                                 5,722                    5,094
     Federal income taxes payable                                                241                      578
                                                                             -------                  -------
                         Total current liabilities                            15,150                   14,562
                                                                             -------                  -------

Commitments and contingencies

Shareholders' equity:
     Preferred stock, par value $.01 per share, 2,000,000
        authorized; none outstanding                                               -                        -
     Common stock, par value $.01 per share, 60,000,000
        authorized; 14,703,559 and 14,230,575 shares outstanding                 147                      142
     Additional paid-in capital                                               48,100                   42,987
     Retained earnings                                                        31,827                   27,957
                                                                             -------                  -------
                         Total shareholders' equity                           80,074                   71,086
                                                                             -------                  -------

                                                                             $95,224                  $85,648
                                                                             =======                  =======

          See accompanying notes to consolidated financial statements

                                      .

                                AVT CORPORATION

                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                  (Unaudited)

                                                             Quarter ended
                                                               March 31,
                                                  ----------------------------------
                                                    1999                      1998
                                                  --------                   -------
                                                 (in thousands, except per share data)
Net sales                                         $ 28,843                   $ 22,313
Cost of sales                                       10,174                      8,523
                                                  --------                   --------
     Gross profit                                   18,669                     13,790
Operating expenses:
  Research and development                           2,621                      2,339
  Sales, general and administrative                 10,277                      7,612
  Non-recurring charges (1)                              -                        287
                                                  --------                   --------
     Total operating expenses                       12,898                     10,238
                                                  --------                   --------
Operating income                                     5,771                      3,552
Other income, net                                      427                        254
                                                  --------                   --------
Income before income taxes                           6,198                      3,806
Income tax expense                                   2,256                      1,401
                                                  --------                   --------

Net income                                        $  3,942                   $  2,405
                                                  ========                   ========

Basic earnings per common share                   $   0.27                   $   0.18

Weighted average common shares outstanding          14,402                     13,281

Diluted earnings per common share                 $   0.25                   $   0.16

Weighted average common and common equivalent
 shares outstanding                                 15,666                     14,949



(1) Non-recurring charges consist of write-off of costs related to the withdrawal of the follow-on stock offering in February, 1998 (originally filed in October 1997).

         See accompanying notes to consolidated financial statements.

                                AVT CORPORATION

              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                             Quarter ended
                                                               March 31,
                                                  ----------------------------------
                                                    1999                      1998
                                                  --------                   -------
                                                             (in thousands)
Cash flows from operating activities:
  Net income                                      $  3,942                   $  2,405
                                                  --------                   --------
Adjustments to reconcile net income to net cash
     provided by operating activities:
  Depreciation and amortization                      1,093                        933
   Deferred income tax asset                          (205)                         -
   Changes in current assets and liabilities, net of
     effects of acquisition:
     Accounts receivable                               218                        331
     Inventories                                        (5)                       543
     Prepaid expenses and other assets                 130                        150
     Accounts payable                                  333                          5
         Accrued compensation and benefits             (36)                      (562)
         Other accrued liabilities                     306                        246
         Federal income taxes payable                2,200                      1,153
                                                  --------                   --------
         Total adjustments                           4,034                      2,799
                                                  --------                   --------
          Net cash provided by operating
             activities                              7,976                      5,204
                                                  --------                   --------
Cash flows from investing activities:
  Purchase of equipment and leasehold
     improvements                                     (964)                      (892)
  Purchase of short-term investments                (5,144)                    (4,741)
  Purchase of intangibles and other long-term
     assets                                            (18)                       (29)
                                                  --------                   --------

          Net cash used by investing activities     (6,126)                    (5,662)
                                                  --------                   --------
Cash flows from financing activities:
  Repayment of long-term debt                            -                       (195)
  Proceeds from exercise of stock options            2,423                        462
                                                  --------                   --------
          Net cash provided by financing
             activities                              2,423                        267
                                                  --------                   --------
          Net increase (decrease) in cash and
             cash equivalents                        4,273                       (191)

Cash and cash equivalents at beginning of period    14,466                     11,164
                                                  --------                   --------
Cash and cash equivalents at end of period        $ 18,739                   $ 10,973
                                                  ========                   ========

Supplementary disclosures of cash flows:
  Cash paid for income taxes                      $    407                   $      -

                                AVT CORPORATION

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)
1.   Interim Financial Statements

     The accompanying consolidated financial statements of AVT Corporation and subsidiaries (the Company) are unaudited. In the opinion of the Company's management, the financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the financial information set forth therein. Results of operations for the three month period ended March 31, 1999 are not necessarily indicative of future financial results.

     Certain notes and other information have been condensed or omitted from the interim financial statements presented in this Current Report on Form 8-K/A. Accordingly, these financial statements should be read in conjunction with the Supplement Consolidated Financial Statements for the year ended December 31, 1998 included in this Current Report on Form 8-K/A.

2.   Earnings Per Share

                                                                                 Quarter ended March 31,
                                                             --------------------------------------------------------------
                                                                         1999                             1998
                                                             ------------------------------  ------------------------------
                                                                         (in thousands, except per share data)
                                                             --------------------------------------------------------------
                                                                Basic           Diluted           Basic           Diluted
Net income                                                     $ 3,942          $ 3,942          $ 2,405          $ 2,405
                                                             =========        =========        =========        ===========

Computation of common and common
     equivalent shares outstanding:
          Common Stock                                          14,402           14,402           13,281           13,281
          Options                                                                 1,264                             1,668
                                                             ---------        ---------        ---------        -----------
Common and common equivalent shares
     used in computing per share amounts                        14,402           15,666           13,281           14,949
                                                             =========        =========        =========        ===========
Net income per share                                           $  0.27          $  0.25          $  0.18          $  0.16
                                                             =========        =========        =========        ===========

3.   Shareholders' Equity

          On April 23, 1998, the Company announced that its Board of Directors approved a two-for-one stock split of the Common Stock effected in the form of a stock dividend. Shareholders received an additional share of common stock for every share held on the record date of May 4, 1998. The additional shares were payable on May 11, 1998. Accordingly, the accompanying financial statements have been restated to reflect this stock split.

          On April 20, 1998, the Company's Board of Directors approved an increase of the authorized shares of Common Stock, from 30 million to 60 million and an increase of the authorized shares of Preferred Stock from one million to two million, in order to reflect the stock split. Shareholder approval of these increases was not required.

                                AVT CORPORATION

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)


4.   Changes in Shareholders' Equity

          Beginning balance at December 31, 1998                            $ 71,086
          Net Income                                                           3,942
          Exercise of stock options                                            2.423
          Dividend declared                                                      (72)
          Tax benefit from exercise of non-qualified stock options             2,695
                                                                            --------
          Ending balance at March 31, 1999                                  $ 80,074
                                                                            ========

5.   Segment Reporting

     The Company has adopted Statement of Accounting Standard No. 131 "Disclosures about Segments of an Enterprise and Related Information" (SFAS No.
131). SFAS No. 131 requires companies to disclose certain information about operating segments. Based on the criteria within SFAS No. 131, the Company has determined that it has one reportable segment, computer telephony products.

Sales of the Company's product by categories and amount are as follows:

                                                                                        Quarter Ended
                                                                                    ---------------------
                                                                                          March 31,
                                                                                    ---------------------
                                                                                      1999        1998
                                                                                    ---------  ----------
                                                                                       (in thousands)
     Enhanced fax products and services.........................................      $19,224     $14,718
     Advanced messaging and call center products................................        7,982       5,902
     Basic messaging products...................................................        1,637       1,693
                                                                                      -------     -------
                                                                                      $28,843     $22,313
                                                                                      =======     =======

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

          (a)  Financial Statements of Business Acquired
               Not applicable

          (b)  Pro Forma Financial Information
               Not applicable

          (c)  Exhibits

          Exhibit Number      Description
          --------------      -----------

          10.1 Agreement and Plan of Merger among AVT Corporation, MediaTel Corporation and Goldengate Acquisition Corp., dated as of April 13, 1999.*

          10.2 Registration Rights Agreement among AVT Corporation and the shareholder of MediaTel Corporation, dated as of April 14, 1999.*

          10.3 Escrow Agreement and Indemnification Agreement among AVT Corporation, Sanjeev Malaney, as Securityholder Agent, and ChaseMellon Shareholder Services, LLC, as escrow agent, dated as of April 14, 1999.*

          23.1                Consent of Arthur Andersen LLP, Independent
                              Auditors.

          23.2 Consent of PricewaterhouseCoopers LLP, Independent Auditors for MediaTel Corporation.

___________________________
*  Previously filed.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   AVT CORPORATION


                                   By: /s/ Roger Fukai
                                      -----------------------------------
                                      Roger Fukai, Chief Financial Officer

Dated:  June 28, 1999

                                 Exhibit Index

Exhibit Number      Description
--------------      -----------

10.1 Agreement and Plan of Merger among AVT Corporation, MediaTel Corporation and Goldengate Acquisition Corp., dated as of April 13, 1999.*

10.2 Registration Rights Agreement among AVT Corporation and the shareholder of MediaTel Corporation, dated as of April 14, 1999.*

10.3 Escrow Agreement and Indemnification Agreement among AVT Corporation, Sanjeev Malaney, as Securityholder Agent, and ChaseMellon Shareholder Services, LLC, as escrow agent, dated as of April 14, 1999.*

23.1                Consent of Arthur Andersen LLP, Independent Auditors.

23.2 Consent of PricewaterhouseCoopers, Independent Auditors for MediaTel Corporation.

______________________
*  Previously filed.